plante
moran

Plante & Moran, PLLC
10 South Riverside Plaza
9th Floor
Chicaqo, IL 60606
Tel: 312.207.1040
Fax: 312.207.1066
plantemoran.corn

Report of Independent Registered Public Accounting Firm

To the Board of Directors
National Tax Search, LLC

We have examined National Tax Search's compliance with Securities and Exchange Commission's
Regulation AB Servicing Criteria, set forth in Item 1122(d) of the Security and Exchange Commission's
Regulation AB for the National Tax Search TaxQ system (the "Platform") as of and for the year ended
December 31, 2013. The Company has determined that only certain servicing criteria, 1122(d)(l)(ii),
1122(d) I (iv), 1122(d)2(ii), 1122(d)2(v), 1122(d)2(vi), 1122(d)2(vii), 1122(d)(4)(xi), and 1122(d)(4)(xii), are
applicable to the activities performed by it with respect to the Platform covered by this report. The
Company has determined that the remaining servicing criteria set forth in Item 1122(d) of the SEC
Regulation AB are not applicable to the activities performed by it with respect to the Platform covered by this report. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight
Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included a selection of a sample of transactions and compliance activities related to the Platform during the examination period and determining whether the
Company processed those transactions and performed those activities in compliance with the servicing criteria. Our testing of selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the period covered by this report. Our procedures did not include determining whether errors may have occurred prior to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)2(vii) as applicable to National Tax Search as of and for the year ended December 31, 2013. The noncompliance resulted from custodial account reconciliations not being prepared within 30 calendar days after the bank statement cut-off date and the existence of unresolved reconciling items outstanding more than 90 calendar days.

In our opinion, except for the material noncompliance described above, National Tax Search complied with the aforementioned servicing criteria as of and for the year ended December 31, 20 13.

Board of Directors
National Tax Search, LLC

We do not express an opinion or any form of assurance on Material Instances of Noncompliance by the Company included in Schedule A of management's Assessment of Compliance with the
Applicable Servicing Criteria.

Chicago, IL
February 10, 2014

/s/ Plante & Moran PLLC

plante
moran

Plante & Moran, PLLC
10 South Riverside Plaza
9th Floor
Chicaqo, IL 60606
Tel: 312.207.1040
Fax: 312.207.1066
plantemoran.corn

Report of Independent Registered Public Accounting Firm

Board of Directors
National Tax Search, LLC
303 East Wacker Drive, Suite 1040
Chicago, IL 60601

Dear Board Members:

We have performed the procedures listed below. Those procedures, which were agreed to by you, were applied solely to assist the management of National Tax Search, LLC in fulfilling its oversight responsibilities relating to compliance with the servicing criteria for asset backed securities set forth in section 1122(d)(2)(vii) of Regulation AB. The management of National Tax Search, LLC is responsible for establishing and maintaining compliance. This engagement to apply agreed-upon procedures was performed in accordance with attestation standards established by the Public Company Accounting
Oversight Board. The sufficiency of the procedures is solely the responsibility of those charged with governance. Consequently, we make no representation regarding the sufficiency of the procedures listed below for the purpose for which this report has been requested or for any other purpose.

Our procedures consisted of the following on a random sample of 6 (six) of 25 (twenty five) January 31,
2014, cash management reconciliations:

1.

2.

3.
We will recalculate the mathematical accuracy of the reconciliation.

We will review the reconciliation for evidence that the reconciliation was prepared within 30 days of the bank cutoff date.

We will review the reconciling items within the reconciliation to identify any items that are over
90 days old from the bank cutoff date.

The results of the above procedures on the random sample of 6 (six) of 25 (twenty five) January 31,
2014, cash management reconciliations are as follows:
1.

2.

3.
We recalculated the mathematical accuracy of the reconciliations noting all were mathematically accurate.

We reviewed the reconciliations noting evidence that the reconciliation was prepared within 30 days of the bank cutoff date.

We reviewed the reconciling items within the reconciliation and did not identify any items that are over 90 days old from the bank cutoff date.

Board of Directors
National Tax Search, LLC

We were not engaged to, and did not perform an examination, the objective of which would be the expression of an opinion on procedures listed above. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is solely for the information and use of those charged with governance and management of
National Tax Search, LLC and is not intended to be and should not be used by anyone other than these specified parties.

February 10, 2014

/s/ Plante & Moran PLLC
plante
moran